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As filed with the Securities and Exchange Commission on May 31, 2005

Registration No. 333-87384

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORPORATE OFFICE PROPERTIES TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	23-2947217 (I.R.S Employer Identification No.)

8815 Centre Park Drive, Suite 400
Columbia, Maryland 21045
(Address of Principal Executive Offices, including Zip Code)

Corporate Office Properties Trust
Supplemental Nonqualified Deferred Compensation Plan
(Full Title of the Plan)

Randall M. Griffin
President and Chief Executive Officer
Corporate Office Properties Trust
8815 Centre Park Drive, Suite 400
Columbia, MD 21045
(410) 730-9092
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Justin W. Chairman, Esquire Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5000	Karen M. Singer, Esquire Vice President & General Counsel Corporate Office Properties Trust 8815 Centre Park Drive, Suite 400 Columbia, MD 21045 (410) 992-7293

EXPLANATORY NOTE

        This Post-Effective Amendment No. 2 to Registration Statement (No. 333-87384) is being filed by Corporate Office Properties Trust (the "Registrant" or the "Company") to reflect certain changes to the "Description of Securities" set forth in Item 4 of this Post-Effective Amendment No. 2 to Registration Statement. Such changes relate to revisions made to the Company's Supplemental Nonqualified Deferred Compensation Plan (the "Plan").

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), is not required to be filed with the Securities and Exchange Commission (the "Commission") and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated in this registration statement by reference:

          1.     The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

          2.     The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005.

          3.     The Registrant's Current Reports on Form 8-K filed with the Commission on January 3, 2005, March 1, 2005, April 15, 2005, April 22, 2005 and May 25, 2005.

          4.     The Registrant's Registration Statement on Form 8-A relating to the registration of its common shares of beneficial interest, $0.01 par value (the "Common Shares"), filed with the Commission on April 7, 1998.

        All other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

        Under the Plan, as amended and restated effective April 1, 2005, the Registrant will provide eligible participating employees or trustees ("Participants") the opportunity to enter into agreements for the deferral of a specified dollar amount or percentage of their base salary, bonus payments, cash retainers, meeting fees and, with respect to trustees who also function as independent contractor consultants to the Registrant, consulting fees.

        In addition, select Participants who hold certain equity interests in the Common Shares may be given the opportunity to defer under the Plan the gain inherent in such equity interests. That is, a Participant who is selected by the Registrant and who holds an option to purchase Common Shares awarded under the Registrant's 1998 Long Term Incentive Plan ("LTIP") may elect to forego his or her rights under the option in return for credits to his or her Plan account equal to the difference between (A) the fair market value of the Common Shares that are issuable upon the option's exercise and (B) the option's exercise price. A Participant who is selected by the Registrant and who holds unvested, restricted Common Shares awarded under the LTIP may elect to forego his or her rights to receive Common Shares upon vesting in return for credits to his or her Plan account equal to the fair market value of the restricted Common Shares at the time they would otherwise become vested and transferable.

        Finally, the Registrant (i) may, at its discretion, credit certain eligible Participants with an additional amount to the extent that the Participant did not receive the maximum matching contributions under the Registrant's 401(k) Plan, and/or (ii) may, at its discretion, credit a Participant with an additional amount representing a Registrant discretionary contribution.

        The above-described obligations under the Plan (the "Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation and/or additional amounts in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding. The amount of compensation, bonus award, cash retainers, meeting fees, consulting fees and/or equity interests to be deferred by each Participant or to be awarded by the Registrant, as the case may be, will be determined in accordance with the Plan based on elections by each Participant or, in the case of such additional amounts, by the Registrant.

        Participants may choose to have deferred amounts credited with earnings or losses based on the performance of certain specified securities or mutual funds made available for earnings or loss measurement (the "Diversified Fund") or based upon the performance of Common Shares (the "COPT Shares Fund"). Only the Diversified Fund is eligible for election with respect to any income or bonus deferrals or additional amounts contributed by the Registrant, while only the COPT Shares Fund is eligible for election with respect to deferrals of equity interests. Participant accounts will be credited with earnings, gains and losses as if the deferred amounts were actually invested in accordance with the Participant's investment elections, although the actual assets held under the Plan for the purposes of eventually paying Plan benefits are not required to be so invested.

        A Participant's vested account will be payable upon the date on which the Participant incurs a separation from service with the Employer or the Registrant for any reason, including, with respect to a Participant who is a trustee, termination of membership to the Board of Trustees. If an employee terminates employment with the Employer, but such terminated employee is immediately retained by the Registrant as a member of the Board of Trustees, the terminated employee shall not be deemed to have incurred a separation from service for account distribution purposes. Alternatively, vested accounts will be payable in accordance with the Participant's election on in-service fixed dates. A Participant may elect an initial in-service fixed payment date for amounts to be deferred during the period indicated in the election, which date may be no earlier than January 1 of the third calendar year after the election is made. The Participant may postpone a previously-elected in-service fixed payment date, as long as the election is made at least 12 months in advance of the previously-elected date (six months with respect to amounts deferred prior to January 1, 2005, and any deemed earnings or losses thereon) and the postponement is at least five years in length (three years with respect to amounts deferred prior to January 1, 2005, and any deemed earnings or losses thereon). If the Participant incurs a separation from service prior to the date on which an in-service distribution would otherwise be made or commence, the election will be null and void. A Participant may generally elect to receive distributions under the Plan in the form of a single lump sum or in five (5), ten (10) or fifteen (15) substantially equal annual installments, but the Registrant's prior consent is required in order for the Participant to receive installment distributions. Vested amounts deemed invested in the COPT Shares Fund will be distributed in Common Shares. Vested amounts deemed invested in the Diversified Fund will be distributed in cash or in kind, as permitted by the Registrant.

        A Participant who suffers a severe financial hardship may also request that the Registrant's Board of Trustees (or duly designated committee responsible for administering the Plan) grant a hardship withdrawal. Finally, with respect to amounts deferred prior to January 1, 2005, and any deemed earnings or losses thereon, a Participant may request an in-service distribution for any reason, provided that a 10% penalty is subtracted from the vested benefit and future Plan participation penalties will be imposed on such a distribution.

        Any compensation deferrals and equity conversion contributions made to the Plan will be 100% vested at all times. Any "make-whole" matching contributions made to the plan will vest pursuant to the same vesting schedule applicable to matching contributions in the Registrant's 401(k) Plan. Finally, any Registrant contributions made to the Plan will vest at the discretion of the Registrant's Board of Trustees.

        Upon the occurrence of a change in control (as defined in the Plan), a Participant shall automatically vest in his or her account balance. In addition, within 30 days after a change in control, unless a Participant affirmatively elects otherwise, each participant will receive a lump sum distribution of his or her vested Plan account attributable to deferrals made prior to January 1, 2005, and any deemed earnings or losses thereon.

        There is no trading market for the Obligations. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void. Except for distributions from the Plan in the form of the Common Shares, the Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each Participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant has established a grantor, or "rabbi," trust to serve as a source of funds from which it can satisfy the obligations. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant. Assets of any rabbi trust will upon a bankruptcy or insolvency of the Registrant be subject to the claims of the Registrant's general creditors.

        In addition to the deferred compensation plan participation interests represented by the Obligations which are being registered on this Form S-8, this Form S-8 also registers the Common Shares distributable under the Plan in accordance with the above Plan provisions. The description of the Common Shares has been incorporated by reference in Item 3, above.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        Title 8 of the Corporations and Associations Article of the Annotate Code of Maryland, as amended (the "Maryland REIT Law") permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant's declaration of trust, as amended, restated and supplemented (the "Declaration of Trust"), contains such a provision limiting such liability to the maximum extent permitted by Maryland law.

        The Maryland REIT Law permits a Maryland real estate investment trust to indemnify, and to advance expenses to, its trustees and officers, to the same extent as permitted by the Maryland General Corporation Law ("MGCL") for Trustees and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former Trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer only with respect to a proceeding brought to enforce indemnification under the MGCL or if the charter or bylaws of the corporation, a resolution by the board of directors, or an agreement approved by the board of directors to which the corporation is a party expressly provides for such indemnification. In addition, reasonable expenses may be advanced upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Under the MGCL, rights to indemnification and expenses are nonexclusive, in that they need not be limited to those expressly provided by statute.

        The Declaration of Trust authorizes the Registrant, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Registrant and at the request of the Registrant, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity from and against any claim or liability to which such person may become subject or which such person may incur by reason of service in such capacity. The Bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former Trustee or officer who is made a party to the proceeding by reason of his or her service in that capacity or (ii) any such Trustee or officer who, at the request of the Registrant, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of his or her status as a present or former Trustee or officer of the Registrant. The Declaration of Trust and the Bylaws also permit the Registrant to provide indemnification to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant. The Bylaws require the Registrant to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

        The Maryland REIT Law and the Bylaws may permit indemnification for liabilities arising under the Securities Act or the Exchange Act. The Board of Trustees has been advised that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act or the Exchange Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

        The Registrant maintains trustees' and officers' liability insurance coverage.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        The following exhibits are filed as part of this Registration Statement:

4	Corporate Office Properties Trust Supplemental Nonqualified Deferred Compensation Plan
5*	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of PriceWaterhouseCoopers LLP
23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)
24	Power of Attorney (included in signature page)

*
Previously filed.

Item 9.    Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on this 31st of May, 2005.

CORPORATE OFFICE PROPERTIES TRUST
By:	/s/ RANDALL M. GRIFFIN Randall M. Griffin President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Jay H. Shidler	Chairman of the Board of Trustees	May 31, 2005
/s/ RANDALL M. GRIFFIN Randall M. Griffin	President, Chief Executive Officer and Trustee (Principal Executive Officer)	May 31, 2005
/s/ ROGER A. WAESCHE, JR. Roger A. Waesche, Jr.	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	May 31, 2005
* Thomas F. Brady	Trustee	May 31, 2005
* Robert L. Denton	Trustee	May 31, 2005
* Clay W. Hamlin, III	Vice Chairman of the Board of Trustees	May 31, 2005
* Steven D. Kesler	Trustee	May 31, 2005
* Kenneth S. Sweet, Jr.	Trustee	May 31, 2005
* Kenneth D. Wethe	Trustee	May 31, 2005

*By:	/s/ RANDALL M. GRIFFIN Randall M. Griffin Attorney-in-Fact

CORPORATE OFFICE PROPERTIES TRUST

INDEX TO EXHIBITS

Exhibit Number	Document
4	Corporate Office Properties Trust Supplemental Nonqualified Deferred Compensation Plan
5*	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of PriceWaterhouseCoopers LLP
23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)
24	Power of Attorney (included in signature page)

*
Previously filed.

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EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
INDEX TO EXHIBITS